Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Announces Fourth Quarter and Year End 2010 Financial Results

LEXINGTON, MA (February 25, 2011) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia, today reported unaudited consolidated financial results for the fourth quarter and year ended December 31, 2010.

Business Update

•                  Total revenues for the year ended December 31, 2010 were $66.2 million, of which $59.3 million were net product revenues from Feraheme® (ferumoxytol) Injection for intravenous (IV) use.  For the fourth quarter, total revenues were $17.2 million, of which $15.2 million were Feraheme net product revenues.

•                  Total Feraheme provider demand and launch incentive program utilization for the full year 2010 was approximately 114,000 grams(1), of which approximately 58% was for use in the non-dialysis chronic kidney disease (CKD) setting. Total Feraheme provider demand and launch incentive program utilization for the fourth quarter was approximately 27,600 grams, of which approximately 73% was for use in the non-dialysis CKD setting.  Over the course of 2010, provider demand shifted from primarily dialysis in the first quarter to primarily non-dialysis in the fourth quarter, largely due to dialysis provider purchasing decisions in response to the January 1, 2011 implementation of the new Medicare prospective payment system for end-stage renal disease patients, also known as the “bundle.”

•                  In November, AMAG reached agreement with the U.S. Food and Drug Administration regarding an update to the product label for Feraheme.

•                  In February, the U.S. Department of Justice informed AMAG that it had closed its investigation of the Company, that no further investigation is warranted, and that AMAG need not respond further to the Civil Investigative Demand initially served on the Company in November 2010.

“Although faced with several challenges over the past year, we exited 2010 with a strong cash position, a strengthened commercial effort focused on the non-dialysis CKD market segment and a global registrational program underway for a broad iron deficiency anemia indication,” commented Brian J.G. Pereira, MD, President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “During 2011, we will continue to work to obtain marketing approvals in Canada, Switzerland and Europe with our partner, Takeda Pharmaceutical Company, in an effort to bring Feraheme to market in additional geographies outside of the U.S.”

Fourth Quarter and 2010 Financial Results (unaudited)

As of December 31, 2010, the Company’s cash, cash equivalents and investments totaled approximately $294 million.

Total revenues for the quarter ended December 31, 2010 were $17.2 million as compared to $13.1 million for the same period in 2009. Total revenues for the year ended December 31, 2010 were $66.2 million as compared to $17.2 million for the same period in 2009. The increases in revenues in 2010 over the comparable 2009 periods were primarily attributable to 2010 being the first full year during which the Company marketed and sold Feraheme following its approval and subsequent launch in July 2009.

Total operating costs and expenses for the quarter ended December 31, 2010 were $37.4 million as compared to $33.3 million for the same period in 2009. Total operating costs and expenses for the year ended December 31, 2010 were $149.2 million as compared to $115.1 million for the same period in 2009. The increases in operating costs and expenses in 2010 over the comparable 2009 periods were primarily due to increased selling, general and administrative expenses associated with the commercialization of Feraheme and increased research and development costs associated with the Company’s global iron deficiency anemia (IDA) registrational program.

The Company reported a net loss of $19.8 million, or a loss of $0.94 per basic and diluted share, for the quarter ended December 31, 2010, as compared to a net loss of $18.4 million, or a loss of $1.07 per basic and diluted share, for the same period in 2009. Net loss for the year ended December 31, 2010 was $81.2 million, or a loss of $3.90 per basic and diluted share, as compared to a net loss of $93.4 million, or a loss of $5.46 per basic and diluted share for the same period in 2009.

2011 Financial Guidance

As previously announced, AMAG expects to realize the following in 2011:

•                  $55 to $60 million of Feraheme net product revenues;

•                  $12 to $15 million cost of Feraheme product sales;

•                  $62 to $68 million in research and development expenses, including $42 to $48 million in external costs related to clinical trials, the majority of which is related to the Company’s global IDA registrational program;

•                  $72 to $78 million in selling, general and administrative expenses; and

•                  $215 to $220 million in cash, cash equivalents and investments at the end of 2011. The year-end 2011 cash guidance does not include $33 million in potential milestones associated with the approval and launch of Feraheme for CKD patients with IDA in the EU and Canada, which AMAG could receive in 2011.

2011 Goals

AMAG expects to achieve the following non-financial milestones in 2011:

•                 Grow Feraheme market share and increase provider demand in non-dialysis sites of care for U.S. CKD patients;

•                  Complete enrollment in the Company’s global registrational program for iron deficiency anemia by the end of 2011;

•                  Receive a decision by the end of 2011 on the Company’s marketing authorization application in the EU; and

•                  Respond to the Notice of Non-compliance from Health Canada regarding the Company’s regulatory application in Canada for CKD patients.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 8:00 am ET to discuss the Company’s financial results, business highlights and commercial and development programs.

To access the conference call via telephone, dial (877) 412-6083 from the United States or (702) 495-1202 for international access.

The call will be webcast live with slides and accessible through the Investors section of the Company’s website at www.amagpharma.com on February 25, 2011 at 8:00 am E.T.  Following the conference call, the webcast replay will be available at approximately 11:00 am and will be archived on the AMAG Pharmaceuticals, Inc. website until March 25, 2011.

About Feraheme

In the United States, Feraheme® (ferumoxytol) Injection for intravenous (IV) use is indicated for the treatment of iron deficiency anemia in adult chronic kidney disease (CKD) patients. Feraheme received marketing approval from the U.S. Food and Drug Administration on June 30, 2009 and was commercially launched by AMAG in the U.S. shortly thereafter.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. AMAG manufactures and sells Feraheme® (ferumoxytol) Injection for intravenous use.

For additional company or product information, please visit www.amagpharma.com or http://feraheme.com.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009

Revenues:
Product sales, net	$15,284	$13,080	$59,978	$16,482
License fee, collaboration and royalty revenues	1,936	66	6,267	696
Total revenues	17,220	13,146	66,245	17,178

Operating costs and expenses (1):
Cost of product sales	2,438	824	7,606	1,013
Research and development expenses	13,279	8,978	54,462	36,273
Selling, general and administrative expenses	19,493	23,460	84,939	77,829
Restructuring expenses	2,224	—	2,224	—
Total operating costs and expenses	37,434	33,262	149,231	115,115

Operating Loss	(20,214)	(20,116)	(82,986)	(97,937)

Interest and dividend income, net	418	612	1,741	3,154
Other income (expense)	6	3	(380)	164

Net loss before income taxes	(19,790)	(19,501)	(81,625)	(94,619)

Income tax benefit	10	1,089	472	1,268

Net loss	$(19,780)	$(18,412)	$(81,153)	$(93,351)

Net loss per share - basic and diluted:	$(0.94)	$(1.07)	$(3.90)	$(5.46)

Weighted average shares outstanding used to compute net loss per share:

Basic and diluted	21,123	17,258	20,806	17,109

(1) Stock-based compensation included in operating costs and expenses:

Cost of product sales	$141	$43	$441	$43
Research and development	812	948	3,508	4,446
Selling, general and administrative	2,834	2,798	10,574	10,932

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	December 31, 2010	December 31, 2009
Cash and cash equivalents	$112,646	$50,126
Short-term investments and settlement rights	147,619	30,366
Accounts receivable	5,785	27,350
Inventories	16,344	9,415
Receivable from collaboration	441	—
Other current assets	7,949	5,472
Total current assets	290,784	122,729

Net property, plant & equipment	11,235	12,417
Long-term investments	33,597	49,013
Other assets	460	460
Total assets	$336,076	$184,619

Accounts payable	$4,553	$5,432
Accrued expenses and other short term liabilities	25,555	21,931
Deferred revenues - short term	6,603	10,198
Total current liabilities	36,711	37,561

Deferred revenues - long term	51,292	1,000
Other long term liabilities	2,787	3,081
Total long term liabilities	54,079	4,081

Total stockholders’ equity	245,286	142,977

Total liabilities and stockholders’ equity	$336,076	$184,619

The important safety information below is based on the United States prescribing information.

Important Safety Information About Feraheme

Indication and contraindications

Feraheme is indicated for the treatment of iron deficiency anemia in adult patients with chronic kidney disease. Feraheme is contraindicated in patients with evidence of iron overload, known hypersensitivity to Feraheme or any of its components, and patients with anemia not caused by iron deficiency.

Warnings and precautions

Feraheme may cause life-threatening hypersensitivity reactions including anaphylaxis and/or anaphylactoid reactions. Anaphylactic type reactions, presenting with cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, and unresponsiveness have been reported in the post-marketing experience. In clinical studies, serious hypersensitivity reactions were reported in 0.2% (3/1,726) of subjects receiving Feraheme. Other adverse reactions potentially associated with hypersensitivity (e.g., pruritus, rash, urticaria or wheezing) were reported in 3.7% (63/1,726) of subjects. Patients should be observed for signs and symptoms of hypersensitivity for at least 60 minutes following each Feraheme injection and the drug should only be administered when personnel and therapies are immediately available for the treatment of anaphylaxis and other hypersensitivity reactions.

Severe adverse reactions of clinically significant hypotension have been reported in the post-marketing experience. In clinical studies, hypotension was reported in 1.9% (33/1,726) of subjects, including three patients with serious hypotensive reactions. Please monitor for signs and symptoms of hypotension following each Feraheme injection. Excessive therapy with parenteral iron can lead to excess storage of iron with the possibility of iatrogenic hemosiderosis. Patients should be regularly monitored for hematologic response during parenteral iron therapy, noting that lab assays may overestimate serum iron and transferrin bound iron values in the 24 hours following administration of Feraheme. As a superparamagnetic iron oxide, Feraheme may transiently affect magnetic resonance diagnostic imaging studies for up to 3 months following the last Feraheme dose. Feraheme will not affect X-ray, CT, PET, SPECT, ultrasound, or nuclear imaging.

Adverse reactions

In clinical trials, the most commonly occurring adverse reactions in Feraheme treated patients versus oral iron treated patients reported in > 2% of chronic kidney disease patients were diarrhea (4.0% vs. 8.2%), nausea (3.1% vs. 7.5%), dizziness (2.6% vs. 1.8%), hypotension (2.5% vs. 0.4%), constipation (2.1% vs. 5.7%) and peripheral edema (2.0% vs. 3.2%). In clinical trials, adverse reactions leading to treatment discontinuation and occurring in 2 or more Feraheme treated patients included hypotension, infusion site swelling, increased serum ferritin level, chest pain, diarrhea, dizziness, ecchymosis, pruritus, chronic renal failure, and urticaria.

Post-marketing safety experience

The following adverse reactions have been identified during post-approval use of Feraheme. Because these reactions are reported voluntarily from a population of uncertain size, it is not always possible to reliably estimate their frequency or establish a causal relationship to drug exposure.

The following serious adverse reactions have been reported from the post-marketing spontaneous reports with Feraheme: life-threatening anaphylactic/anaphylactoid reactions, cardiac/cardiorespiratory arrest, clinically significant hypotension, syncope, unresponsiveness, loss of consciousness, tachycardia/rhythm abnormalities, angioedema, ischemic myocardial events, congestive heart failure, pulse absent, and cyanosis. These adverse reactions have occurred up to 30 minutes after the administration of Feraheme injection. Reactions have occurred following the first dose or subsequent doses of Feraheme.

For full prescribing information, please visit www.feraheme.com.

Forward-looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, our statement that we will continue to work to obtain marketing approvals in Canada, Switzerland and Europe with Takeda in an effort to bring Feraheme to market in additional geographies outside of the U.S; our statements regarding our expected 2011 Feraheme net product revenues; our expected 2011 cost of Feraheme product sales; our expected 2011 research and development and selling, general and administrative expenses, including our expectations regarding clinical trial costs, and our expected 2011 year-end cash, cash equivalents and investments balances; our statements regarding our expectation to achieve the following non-financial milestones in 2011: our plan to complete enrollment in our global registrational program for iron deficiency anemia in 2011, our expectation that we will receive a decision by the end of 2011 with respect to our Feraheme marketing authorization applications in the EU and Switzerland, and our plan to respond to the Notice of Noncompliance from Health Canada; and statements regarding any potential milestone payments we may receive in 2011 associated with potential regulatory approval and commercial launch of Feraheme in the EU and Canada, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market both in the U.S. and outside the U.S., (2) uncertainties regarding our ability to successfully and timely complete our clinical development programs and obtain regulatory approval for Feraheme in new indications and in territories outside of the U.S., including Canada and the European Union, (3) the fact that significant safety or drug interaction problems could arise with respect to Feraheme, (4) the possibility  that we may not realize our 2011 financial guidance, including our expectations with respect to Feraheme net product revenues, 2011 cost of Feraheme product sales, 2011 operating expenses, including our expectations regarding research and development expenses and selling, general and administrative expenses, and 2011 year-end cash, cash equivalents and investments balances, and that our actual results will differ materially from our current estimates, (5) uncertainties regarding our ability to manufacture Feraheme, (6) uncertainties relating to our patents and proprietary rights, and (7) other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2010. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

(1)IMS Health DDD  Data MAT Dec10 and launch incentive program utilization is customer reported data to AMAG by launch incentive program customers.

AMAG Pharmaceuticals, Inc. Contacts
Amy Sullivan, 617-498-3303
Carol Miceli, 617-498-3361